Exhibit 10.22

COMPANY AGREEMENT

SOUTHGATE HOMES DFW LLC

This COMPANY AGREEMENT (this “Agreement”), dated to be effective as of January 29, 2013 (the “Effective Date”), is executed by and between JBGL Ownership LLC, a Delaware limited liability company (“JBGL”), and James Millard Hankla, Jr. (“Hankla”), whose respective addresses are set forth on Schedule A of this Agreement. JBGL and Hankla are sometimes collectively referred to herein as the “Initial Members” of SOUTHGATE HOMES DFW LLC, a Texas limited liability company (the “Company”').

WITNESSETH

WHEREAS, on January 29, 2013, the Company was organized pursuant to a Certificate of Formation (as the same may be amended from time to time, the “Certificate of Formation”) filed in the office of the Secretary of State of the State of Texas (the “Secretary of State”); and

WHEREAS, the parties hereto desire to enter into this Agreement in order to regulate and establish the manner in which the business and affairs of the Company shall be managed and conducted.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS; FORMATION; NAME; PRINCIPAL OFFICE; PURPOSE; TERM

Section 1.1         Definitions.

(a)          In addition to terms defined elsewhere in this Agreement, the following capitalized terms generally used in this Agreement shall have the meanings defined or referenced below.

Affiliate: shall mean (i) with respect to any Person who is an individual, a spouse, child, sibling, aunt, uncle, cousin or parent of such first Person, or any trust established for the benefit of any such Person or any such affiliated Persons, (ii) with respect to any trust, any trustee or beneficiary of such trust or any Person who would be an Affiliate of such trustee or beneficiary, and (iii) with respect to any Person (including an individual or trust), a Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Person in question. The term “control,” as used in the immediately preceding sentence, means, with respect to an entity that is a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of such corporation and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.

Bankruptcy: shall have the meaning ascribed to such term in Section 6.1(b) hereof.

Board of Managers: shall have the meaning ascribed to such term in Section 4.1(a) hereof.

Book Value: shall mean, with respect to any Company asset at any time, the adjusted basis of such asset for federal income tax purposes, except that (i) the initial Book Value of any asset contributed by a Member to the Company shall be the fair market value of such asset, and (ii) the Book Value of all Company assets shall be adjusted to equal their fair market values, as determined in good faith by the Board of Managers, upon the occurrence of certain events as described below. In either case, the Book Value of Company assets shall thereafter be adjusted for book depreciation taken into account with respect to such asset. The Book Value of the Company assets shall be adjusted in accordance with Treasury Regulation Section 1.704- l(b)(2)(iv)(f) to equal their fair market value as of the following times: (1) the admission of a new member to the Company or acquisition by an existing member of an additional interest in the Company, provided that the consideration contributed to the Company upon such admission or acquisition is more than a de minimis amount of money or property, (2) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-l(b)(2)(ii)(g) or the distribution by the Company to a Member of more than a de minimis amount of money or other property as consideration for a Member’s interest in the Company, and (3) in connection with the grant of an interest in the Company as consideration for the provision of services to or for the benefit of the Company.

The Book Value of all Company assets shall also be increased (or decreased) to the extent that adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b) have been taken into account for purposes of determining Capital Accounts in accordance with Treasury Regulation Section 1.704-1 (b) (2) (iv) (m), unless such adjustments have already been accounted for pursuant to the preceding paragraph. If the Book Value of an asset has been determined or adjusted pursuant to this definition of “Book Value,” such value shall thereafter be the basis for, and be adjusted by, the depreciation taken into account with respect to, such asset for purposes of computing profits and losses. Moreover, notwithstanding the foregoing, the Book Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution.

Break-Up Fee: shall have the meaning ascribed to such term in Section 9.3(a) hereof.

Business Day(s): shall mean all calendar days except Saturdays, Sundays and United States federal legal holidays. Any other reference to “days” shall mean calendar days.

Buy-Sell Event: shall have the meaning ascribed to such term in Section 5.1(c) hereof.

Buy-Sell Notice: shall have the meaning ascribed to such term in Section 5.1(c) hereof.

Capital Account: shall have the meaning ascribed to such term in Section 2.4 hereof.

Capital Contributions: shall have the meaning ascribed to such term in Section 2.2(a) hereof.

Certificate of Formation: shall have the meaning ascribed to such term in the second paragraph hereof.

Claw Back Amount: shall have the meaning ascribed to such term in Section 3.5 hereof.

Closing Fee: shall have the meaning ascribed to such term in Section 2.8 hereof.

Code: shall have the meaning ascribed to such term in Section 2.4 hereof.

Company: shall have the meaning ascribed to such term in the initial paragraph hereof.

Competing Builders: shall mean any builder of residential property within the Primary Business Area.

Covered Person: shall have the meaning ascribed to such term in Section 4.6(c) hereof.

Current Company Budget and Plan: shall mean, at any given time, the then approved overall budget and plan for the Company and its Subsidiaries approved by the Board of Managers. The Current Company Budget and Plan in effect as of the date of this Agreement covers the period from the Effective Date through December 31, 2013, subject to modification as provided herein. The Current Company Budget and Plan shall be revised annually commencing effective as of January 1 of each year, as provided in Section 4.8 hereof, subject to modification by the Board of Managers.

Default Buy-Sell Event: shall mean the occurrence of a Buy-Sell Event pursuant to Sections 5.1(c)(viii) or Section 5.1(c)(ix) hereof.

Discretion: shall have the meaning ascribed to such term in Section 4.6(e) hereof.

Dissolution Event: shall have the meaning ascribed to such term in Section 6.1(a) hereof.

Effective Date: shall have the meaning ascribed to such term in the initial paragraph hereof.

Funding Amount: shall mean the gross amount of all outstanding investments made, and commitments for investments to be made, by all JBGL Entities and all Affiliates of any JBGL Entities in connection with or related to the acquisition, ownership, management, development, construction and sale of residential lots, houses and other residential properties constructed and/or developed by the Company, any Subsidiaries of the Company, Hankla, the Hankla Member Group or any Affiliate of Hankla or the Hankla Member Group, including all of the following: (i) the remaining cost basis of the total amount invested by the JBGL Entities and their Affiliates in connection with any notes and loans acquired by any JBGL Entity and/or any Affiliate of a JBGL Entity which are obligations of the Company, any of its Subsidiaries, the Hankla Member Group, or any Affiliate of the Hankla Member Group, including the purchase price for all such notes and loans and all costs and expenses incurred in connection with the purchase, ownership and servicing of such notes and loans, plus (ii) the total outstanding principal balance, plus all accrued but unpaid interest, with respect to all loans made by any JBGL Entity or any Affiliate of any JBGL Entity, to the Company, any of its Subsidiaries, Hankla, the Hankla Member Group, or any Affiliate of the Hankla Member Group, or any party to any of the Management Agreements, plus (iii) the total amount which any JBGL Entities or any Affiliates of any JBGL Entity has agreed or committed to loan or otherwise invest in or for the benefit of the Company, any of its Subsidiaries, Hankla, the Hankla Member Group, or any Affiliate of the Hankla Member Group, plus (iv) the amount of any Unreturned Capital Contributions of JBGL under this Agreement, plus (v) the remaining cost basis of the total amounts invested (including purchase price and all costs and expenses incurred in connection with the acquisition, ownership, management, development and sale) with respect to any real property and related assets and properties (including residential lots and constructed homes) acquired by any JBGL Entity or any Affiliate of any JBGL Entity on behalf of the Company or any of its Subsidiaries. Notwithstanding the foregoing, for purposes of this definition of “Funding Amount,” the Company and its Subsidiaries shall not be deemed to be Affiliates of any JBGL Entity.

Good Faith: shall have the meaning ascribed to such term in Section 4.6(e) hereof.

Hankla: shall mean James Millard Hankla, Jr., an individual resident of Denton County, Texas.

Hankla Manager: shall have the meaning ascribed to such term in Section 4.3(a) hereof.

Hankla Member Group: shall mean any of the following who are Members of the Company: Hankla and his heirs, executors, successors and assigns (including any assignee of any portion of Hankla's Membership Interests).

Hold Period: shall mean a period beginning as of the Effective Date and ending upon December 31, 2013.

Initial Members: shall have the meaning ascribed to such term in the initial paragraph hereof.

JBGL Entity: shall mean JBGL and JBGL Builder Finance, LLC, a Texas limited liability company (“JBGL Builder Finance”), and any entity (other than the Company or its Subsidiaries) in which JBGL or JBGL Builder Finance has a controlling interest; provided, that the term “JBGL Entity” shall exclude, without limitation, JBGL Capital LP, a Texas limited partnership, and any subsidiaries of JBGL Capital LP.

JBGL Managers: shall have the meaning ascribed to such term in Section 4.3(a) hereof.

JBGL Member Group: shall mean any of the following which are Members of the Company: JBGL and any of its successors or assigns (including any assignee of any portion of JBGL's Membership Interests) which are Affiliates of JBGL.

Loan Agreement: shall mean that certain Line of Credit Note by and between JBGL Builder Finance, as lender, and the Company, as borrower, dated as of the Effective Date, together with any affiliated documents executed in connection therewith, as any of the same may be amended from time to time, intended to provide operating capital to the Company.

Lot Contracts: shall have the meaning ascribed to such term in Section 4.1(c) hereof.

“Majority in Interest” shall mean Members owning more than fifty percent (50%) of the Percentage Interests.

Managers: shall have the meaning ascribed to such term in Section 4.1 (a) hereof.

Management Right(s): shall mean the right of a Member to vote and participate in management, and to receive information concerning the business and affairs of the Company.

Member(s): shall have the meaning ascribed to such term in Section 2.1(b) hereof.

Member Economic Interest: shall mean all of the right, title and interest of a Member in, to and against the Company as to the profits, losses, credits, capital and distributions of the Company, but shall not include any Management Rights.

Member Group: shall mean the JBGL Member Group or the Hankla Member Group, as the case may be.

Member Group Percentage Interest: shall mean with respect to either Member Group, the aggregate Percentage Interests of all Members included within such Member Group.

Membership Interest: shall mean a Member's entire interest in the Company, including the Member Economic Interest and the Management Rights of such Member.

Minimum Funding Amount: From the date hereof until December 31, 2013, such amount shall be $5,000,000; and after December 31, 2013, such amount shall be $10,000,000.

Net Operating Profits: shall mean, for any period, the positive amount obtained by subtracting Operating Losses (determined as provided in Schedule C hereto) for such period from Operating Profits (determined as provided in Schedule C hereto) for such period.

Offeree Member Group: shall have the meaning ascribed to such term in Section 5.1(c) hereof.

Offeror Member Group: shall have the meaning ascribed to such term in Section 5.1(c) hereof.

Officer(s): shall have the meaning ascribed to such term in Section 4.2(a) hereof.

Operating Loss: shall have the meaning ascribed to such term in Section 3.5 hereof.

Operating Loss Share: shall have the meaning ascribed to such term in Section 3.5 hereof.

Overall Purchase Price: shall have the meaning ascribed to such term in Section 5.1(c) hereof.

Percentage Interest: shall mean, as to each Member, such Member’s Membership Interest, expressed as a percentage, in the income, gains, losses, deductions, tax credits, and distributions of the Company, subject however to, and as may be affected and adjusted by, the provisions of this Agreement. The initial Percentage Interest of each Member is set forth on Schedule A hereto.

Person: shall mean a natural person, corporation, limited partnership, general partnership, business trust, limited liability company or other form of association or entity.

Preferred Return: shall have the meaning ascribed to such term in Section 3.2 hereof.

Primary Business: shall have the meaning ascribed to such term in Section 1.3(a) hereof.

Primary Business Area: shall have the meaning ascribed to such term in Section 1.3(a) hereof.

Removal Event: shall have the meaning ascribed to such term in Section 4.3(a) hereof.

Retained Cash: shall have the meaning ascribed to such term in Section 3.2 hereof.

Secretary of State: shall have the meaning ascribed to such term in the second paragraph hereof.

Sole Discretion: shall have the meaning ascribed to such term in Section 4.6(e) hereof.

Subsidiaries: shall mean all entities in which the Company has a direct or indirect controlling interest either now or in the future.

Subsidiary: shall mean any one of the Subsidiaries.

Subsidiary Agreement: shall mean the operating agreement, bylaws, or other like governing document of any Subsidiary.

Texas Act: shall have the meaning ascribed to such term in Section 1.2 hereof.

Transfer: shall have the meaning ascribed to such term in Section 5.1(a) hereof.

Undistributed Preferred Return: shall have the meaning ascribed to such term in Section 3.2 hereof.

Unreturned Capital Contributions: shall have the meaning ascribed to such term in Section 2.2(a) hereof.

Voting Percentage Interest: shall mean, as to each Member, such Member’s Membership Interest, expressed as a percentage, in the voting rights of the Company, subject however to, and as may be affected and adjusted by, the provisions of this Agreement. The initial Voting Percentage Interest of each Member is set forth on Schedule A hereto.

(b)          As used herein, the following terms shall have the following meanings:

(i)          “Hereof,” “hereby,” “herein,” “hereto,” “hereunder,” “herewith,” and similar terms mean of, by, to, under and with respect to, this Agreement or to the other documents or matters being referenced.

(ii)         “Heretofore” means before, “hereafter” means after, and “herewith” means concurrently with, the date of this Agreement.

(iii)        All pronouns, whether in masculine, feminine or neuter form, shall be deemed to refer to the object of such pronoun whether same is masculine, feminine or neuter in gender, as the context may suggest or require.

(iv)        All terms used herein, whether or not defined in Section 1.1 hereof, and whether used in singular or plural form, shall be deemed to refer to the object of such term whether such is singular or plural in nature, as the context may suggest or require.

(c)          All exhibits, schedules or other items attached hereto or referred to herein are hereby incorporated into this Agreement by such reference or attachment for all purposes.

Section 1.2         Formation.

The Company has been formed as a limited liability company under the Texas Limited Liability Company Law (or corresponding provision(s) of any succeeding law) (the “Texas Act”), and shall be governed in accordance with the provisions set forth in this Agreement.

Section 1.3         Purpose and Powers.

(a)          The purpose for which the Company is formed shall be to engage in any business or activity which is lawful for a Texas limited liability company. Without limitation of the foregoing, the “Primary Business” of the Company shall mean to directly, or indirectly through one or more Subsidiaries, (i) develop, build, own, sell and otherwise deal with houses and other residential property having an expected sales price of $550,000 or more in the counties of Collin, Cooke, Dallas, Denton, Ellis, Grayson, Hood, Hunt, Johnson, Kaufman, Parker, Rockwall, Tarrant, and Wise, each within the State of Texas and any other county within the State of Texas in which the Company or any of its Subsidiaries does business and has had a cumulative investment of $1 million or more (such $1 million to include the cumulative total principal amounts of all loans made by the any JBGL Entity or any Affiliate of such JBGL Entity and any of its affiliates to the Company and any of its Subsidiaries with respect to properties in such county) (the “Primary Business Area”); (ii) borrow money in furtherance of any or all of the foregoing business ventures described in Subpart (i) above, subject to Section 4.9(e) hereof, for the benefit of the Company or any Subsidiary of the Company, and guaranty the obligations of the Company or any Subsidiary of the Company in furtherance of the purposes of the Company or any Subsidiary of the Company, and secure any such indebtedness by any security instrument, pledge, liens or other encumbrance of all or any of the assets of the Company; and (iii) take any and all other actions that may be incidental, necessary or appropriate to carry on the business of the Company as contemplated by Subparts (i) and (ii) above.

(b)          The Company shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes stated in this Section 1.3.

Section 1.4         Existence and Good Standing.

The Officers and Managers shall take all necessary action to maintain the Company in good standing as a limited liability company under the Texas Act and to qualify (and maintain the qualification of) the Company to do business in any state or other jurisdiction in which the nature of the Company’s business requires. Without limitation of the authority of any Officer of the Company, each Manager and Officer is authorized to sign any documents, instruments and agreements and take any other action to effect or maintain the existence, good standing and qualification to do business of the Company in Texas or any other jurisdiction.

Section 1.5         Term.

The Company shall have perpetual existence beginning on the date that the Certificate of Formation was filed with the Secretary of State; provided, however, that the Company may be dissolved in accordance with Section 6.1 of this Agreement. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Texas Act.

Section 1.6         Principal Office and Registered Agent.

The address of the registered office of the Company in the State of Texas and the name and address of the registered agent of the Company in the State of Texas are as set forth in the Certificate of Formation. The initial principal office of the Company is located at the place set forth as such on Schedule A hereto. The principal office of the Company and the registered office may be relocated, and the registered agent replaced, from time to time as determined by the Members, the Board of Managers or the President of the Company.

ARTICLE II

MEMBERS; INTERESTS IN THE COMPANY; CAPITAL CONTRIBUTIONS

Section 2.1         Members.

(a)          JBGL was admitted to the Company as of the date of the Certificate of Formation. Hankla is hereby admitted to the Company as a Member of the Company effective as of the Effective Date.

(b)          One or more Persons may be admitted to the Company from time to time as additional equity members (each, including the Initial Members, a “Member” and collectively, the “Members”) upon such terms and subject to such conditions as may be determined by the unanimous consent of the Board of Managers, unless such Person or Person(s) shall become Members pursuant to Section 5.2 hereof in which event such unanimous consent of the Board of Managers shall not be required. A Person may be admitted to the Company as a Member without the requirement of becoming a party to this Agreement if all required approvals are obtained and such Person evidences the intent to become a Member in writing by accepting and agreeing to be bound by the provisions of this Agreement and complies with any other conditions for becoming a Member established by the Board of Managers.

(c)          No Member shall have the right to withdraw.

Section 2.2         Capital Contributions.

(a)          Initial Contributions. Contemporaneously with the execution by such Member of this Agreement, each Member shall make the contributions to the capital of the Company described for that Member in Schedule A hereto, if any. All contributions to the capital made by any Member under this Section 2.2(a) and Section 2.2(b) shall be referred to herein as “Capital Contributions”. As used herein, the term “Unreturned Capital Contributions” shall mean, as to each Member, the aggregate Capital Contributions made to the Company by such Member minus the aggregate distributions of such Capital Contributions made to such Member from the Company pursuant to Sections 3.2(b) and 6.2(a)(ii) hereof.

(b)          Additional Capital Contributions. If approved by the Board of Managers, any Member may make additional Capital Contributions in amounts and for purposes approved by the Board of Managers. Further, if approved by unanimous consent of all Members, the Members may require each Member to contribute to the Company, in cash, such Member’s Percentage Interest of all monies that in the judgment of the Members (by unanimous consent) are necessary or appropriate for the Company to operate its business. In no event shall any additional Capital Contribution increase the Percentage Interest of any Member making such additional Capital Contribution, nor dilute the Percentage Interest of any Member not making an additional Capital Contribution.

(c)          [Intentionally deleted]

(d)          Member Loans. A Member or an Affiliate of a Member may, but is not obligated to, loan or cause to be loaned to the Company such additional sums as the Board of Managers deems appropriate or necessary for the conduct of the Company’s business. Loans made by a Member, or an Affiliate of a Member, shall be upon such terms and for such maturities, and with such Member(s), as the Board of Managers determines, subject to the consent rights in Section 4.1(c) hereof; provided, however, that the Members herein consent to and agree to the terms and conditions of the Prior Loan Agreements, the Loan Agreement, the Contribution Agreement Loans, and any other loan commitments or loans made by JBGL or an Affiliate of JBGL consistent with the Current Company Budget and Plan.

(e)          No Effect on Company Status. The Company shall be formed and existing and this Agreement shall be effective regardless of whether any Member fails to make any capital contribution hereunder.

Section 2.3         Issuance and Classification of Membership Interests.

Each Member’s voting powers shall be in proportion to their respective Voting Percentage Interest.

Section 2.4         Capital Accounts.

A separate capital account (the “Capital Account”) shall be maintained for each Member. The Capital Account of a Member shall be increased by (i) the amount of cash contributed by such Member; (ii) the agreed fair market value of any property contributed by such Member (net of any liabilities assumed by the Company and any liabilities to which such property is subject) and (iii) the amount of all profits (and any item thereof) allocated to such Member. Each Member’s capital account shall be decreased by (i) the amount of all cash distributions to such Member; (ii) the fair market value of property distributed to such Member (net of any liabilities assumed by the Company and any liabilities to which such property is subject); and (iii) the amount of all losses (and any item thereof) allocated to such Member. The Capital Accounts shall be determined, maintained and adjusted in accordance with the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder, including the capital account maintenance rules in Treasury Regulations §1.704-(l)(b)(2)(iv).

Section 2.5         General Rules Relating to Capital of the Company.

(a)          No Member shall be personally liable for the return of the capital contributions of the Members, or any portion thereof, it being expressly understood that any such return of contributions shall be made solely from the Company assets.

(b)          No Member shall have the right to withdraw or receive a return of all or any part of that Member’s capital contributions, or to demand or receive property (other than cash) of the Company or any distribution in return for that Member’s capital contributions.

Section 2.6         Liability of the Members.

To the fullest extent permitted by law, no Member shall be liable under a judgment, decree or order of a court, or in any other manner for the debts or any other obligations or liabilities of the Company solely by reason of being a Member of the Company. A Member shall be liable only to make the contributions described in Section 2.2(a) hereof, and 2.2(b) hereof, if any, and a Member shall not be required to lend any funds to the Company or to make any other contributions, assessments or payments to the Company, except as to the Claw Back Amount.

Section 2.7         Meetings of Members.

(a)          Annual Meeting. The Company may hold an annual meeting of its Members to elect Managers and transact any other business within its powers at such time and place as the Board of Managers shall determine. Failure to hold an annual meeting does not invalidate the Company’s existence or affect any otherwise valid limited liability company acts.

(b)          Special Meeting. At any time in the interval between annual meetings, a special meeting of the Members may be called by the President of the Company or by Members entitled to cast at least thirty percent (30%) of all the votes entitled to be cast at the meeting. A request for a special meeting shall state the purpose of the meeting and the matters proposed to be acted on at the meeting.

(c)          Time and Place of Meetings. Meetings of Members shall be held at such time and place, within or without the State of Texas, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof.

(d)          Notice of Meetings; Waiver of Notice. Not less than fourteen (14) nor more than ninety (90) days before each Members’ meeting, the Secretary shall give written notice of the meeting to each Member entitled to vote at the meeting and each other Member entitled to notice of the meeting. The notice shall state the time and place of the meeting and, if the meeting is a special meeting, the purpose of the meeting. Notice is given to a Member when it is personally delivered to him or her, left at his or her address as it appears on the records of the Company, if delivered by hand or by overnight delivery service, or mailed to him or her at his or her address as it appears on the records of the Company. Notwithstanding the foregoing provisions, each person who is entitled to notice waives notice if he or she before or after the meeting signs a waiver of notice which is filed with the records of Members’ meetings, or is present at the meeting in person or by proxy (unless present solely for the purpose of objecting to the calling or holding of the meeting).

(e)          Quorum; Voting. Unless this Agreement provides that a larger number of votes is required to approve a particular matter (and in such case that larger number or percent shall constitute a quorum), at a meeting of Members the presence in person or by proxy of Members entitled to cast a majority of all the votes entitled to be cast at the meeting constitutes a quorum, and a majority of all the votes cast at a meeting at which a quorum is present (or such larger number of votes required in this Agreement) is sufficient to approve any matter which properly comes before the meeting, except that a plurality of all the votes cast at a meeting at which a quorum is present is sufficient to elect a Manager; provided, however, that so long as any member of the JBGL Member Group is a Member of the Company, the JBGL Member Group must be a part of any quorum.

(f)          General Right to Vote; Proxies. Unless this Agreement provides for a greater or lesser number of votes or limits or denies voting rights, each holder of a Membership Interest shall be entitled to one vote for each percent of Voting Percentage Interest held by such holder (for the avoidance of doubt, this shall mean that there are a total of 100 votes and a Member with a Voting Percentage Interest of 25% would be entitled to 25 votes) on each matter submitted to a vote at a meeting of Members. Fractional Voting Percentage Interests shall be entitled to the same pro rata fractional vote. In all elections for Managers, each holder may cast votes for as many individuals as there are Managers to be elected and for whose election the holder is entitled to vote upon; provided, however, that no cumulative voting shall be permitted. A Member may vote either in person or by proxy. A Member may sign a writing authorizing another person to act as proxy. Signing may be accomplished by the Member or the Member’s authorized agent signing the writing or causing the Member’s signature to be affixed to the writing by any reasonable means, including facsimile signature and a signature transmitted by email. A Member may authorize another person to act as proxy by transmitting, or authorizing the transmission of, a telegram, cablegram, datagram, or other means of electronic transmission to the person authorized to act as proxy or to a proxy solicitation firm, proxy support service organization, or other person authorized by the person who will act as proxy to receive the transmission. Unless a proxy provides otherwise, it is not valid more than eleven (11) months after its date. A proxy is revocable by a Member at any time without condition or qualification unless the proxy states that it is irrevocable and is coupled with an interest. A proxy may be made irrevocable for so long as it is coupled with an interest. The interest with which a proxy may be coupled includes an interest in the Membership Interests to be voted under the proxy or another general interest in the Company or its assets or liabilities.

(g)          Action by Written Consent of Members. Any action required or permitted to be taken at a meeting of Members may be taken without a meeting if there is filed with the records of Members meetings a written consent which sets forth the action and is signed by the Members entitled to cast at least a majority of the votes, or such larger number of votes required by this Agreement to pass the resolution contained in the consent; provided, however, that so long as any member of the JBGL Member Group is a Member of the Company, the JBGL Member Group must consent in writing to such action.

Section 2.8         Certain Fees to Members

The Company shall pay JBGL (or one of its Affiliates as designated by JBGL), monthly in arrears, a closing fee (the “Closing Fee”) in an amount equal to a reasonable allocation of actual overhead costs incurred or to be incurred by JBGL or its Affiliates, which shall not exceed $2,000.00 for each residential property sold by the Company or any Subsidiary in any calendar month. The Members herein agree that $2,000 shall be the amount of the Closing Fee as of the Effective Date; and that as of the Effective Date such amount reflects a reasonable allocation of overhead costs incurred or to be incurred by JBGL or its Affiliates; provided, however, that such Closing Fee may decrease or increase (but not above $2,000) in the future in the event that such amount no longer represents a reasonable allocation of the actual overhead costs incurred or to be incurred. The Closing Fee shall begin to accrue on the Effective Date and shall cease to accrue upon the date that no member of the JBGL Member Group, holds a Membership Interest. The Closing Fee for each calendar month shall be payable monthly in arrears no later than the tenth (10th) day of the month immediately following such calendar month, commencing the first month in which the Company closes the sale of a residential property.

ARTICLE III

ALLOCATIONS AND DISTRIBUTIONS

Section 3.1         Allocations

(a)          General Allocations of Profits and Losses. Except as otherwise provided in Section 3.4 hereof, items of profit, income, gain, loss, deduction and tax credit recognized by the Company in accordance with the method of accounting and the books and records of the Company as in effect from time to time shall be allocated to and among the Members, prior to any distributions of any Operating Profits attributable thereto, in a manner such that the Capital Account of each Member, immediately after making such allocation, is as nearly as possible equal to the excess of (a) the distributions that would be made to such Member if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Book Value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the fair market value of the assets securing such liability), and the net assets of the Company were distributed pursuant to Section 6.2(a) of this Agreement to the Members immediately after making such allocation, over (b) such Member’s share, if any, of items of Company profit, income, gain, loss, deduction and tax credit specially allocated to such Members pursuant to the provisions of Section 3.4 hereof.

(b)          Transfer. All items of profit, income, gain, loss, deduction, and credit allocable to any Membership Interest that may have been transferred shall be allocated between the transferor and the transferee based on the portion of the calendar year during which each was recognized as owning that Membership Interest, without regard to the results of Company operations during any particular portion of that calendar year and without regard to whether cash distributions were made to the transferor or the transferee during that calendar year; provided, however, that this allocation must be made in accordance with a method permissible under Section 706 of the Code and the Treasury Regulations thereunder.

Section 3.2         Distributions of Operating Profits

To the extent the Company has available cash (as determined by the Board of Managers), the Company shall distribute Net Operating Profits to the Members at such times, and in such amounts, as may be determined by the Board of Managers; provided, that to the extent the Company has available cash (as determined by the Board of Managers) the Company shall distribute Net Operating Profits in accordance with this Section 3.2 not less frequently than once per year. Notwithstanding the foregoing, the Company shall maintain and withhold from such distributions of Net Operating Profits a cash reserve in the amount determined by the Board of Managers to be sufficient to meet the working capital requirements of the Company (“Retained Cash”). Notwithstanding the frequency or amounts of distributions, Net Operating Profits which are distributed to the Members shall be distributed as follows:

(a)          First, to the Members pro rata in accordance with their respective then Undistributed Preferred Return, in such amounts and until such times as each Member’s Undistributed Preferred Return has been reduced to zero (0);

(b)          Next, to the Members pro rata in accordance with the Members’ proportionate Unreturned Capital Contributions in such amounts, and until such time, as each Member’s Unreturned Capital Contributions have been reduced to zero (0);

(c)          Next, to the Members in the following percentages until such time as all Members within the JBGL Member Group have received aggregate distributions resulting in an Internal Rate Return of fifteen percent (15%): (i) seventy percent (70%) to the Members which are included within the JBGL Member Group, pro rata in accordance with their respective Percentage Interests, and (ii) thirty percent (30%) to the Members which are included within the Hankla Member Group, pro rata in accordance with their respective Percentage Interests; and

(d)          Thereafter, fifty percent (50%) to the Members included within the JBGL Member Group and fifty percent (50%) to the Members included within the Hankla Member Group, in each case pro rata in accordance with this respective Percentage Interests.

As used herein (i) the term “Undistributed Preferred Return” shall mean, as to each Member, the aggregate Preferred Return accrued with respect to such Member’s Unreturned Capital Contributions reduced by the aggregate distributions to such Member from the Company pursuant to Sections 3.2(a) and 6.2(a)(i) hereof; (ii) the term “Preferred Return” shall mean, with respect to each Member, a cumulative return of thirteen and 85/100 percent (13.85%), compounded annually, on such Member’s Unreturned Capital Contributions outstanding from time to time; and (iii) “Internal Rate of Return” shall mean the discount rate, using cumulative annual compounding, at which the net present value of a Member’s Capital Contributions to, and distributions from the Company equals zero (0), calculated for each such Capital Contribution from the date such Capital Contribution was made; provided, that each Member’s Internal Rate of Return shall be calculated on the basis of the actual number of days elapsed over a 365- or 366-day year, as the case may be, using cumulative annual compounding; and provided, further, that each Internal Rate of Return calculation shall be determined from and including the date upon which each Capital Contribution was made by the respective Member (including if made prior to the date of this Agreement) to and including the date any distribution is made on account thereof.

Section 3.3         Withheld Amounts

Notwithstanding any other provision of this Article III to the contrary, each Member hereby authorizes the Company to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the Company with respect to the Member as a result of the Member’s participation in the Company; if and to the extent that the Company shall be required to withhold or pay any such taxes, such Member shall be deemed for all purposes of this Agreement to have received a payment from the Company as of the time such withholding or tax is paid, which payment shall be deemed to be a distribution with respect to such Member’s Membership Interest to the extent that the Member (or any successor to such Member’s Membership Interest) is then entitled to receive a distribution. To the extent that the aggregate amount of such payments to a Member for any period exceeds the distributions to which such Member is entitled for such period, the amount of such excess shall be considered a loan from the Company to such Member. Such loan shall bear interest (which interest shall be treated as an item of income to the Company) at the prevailing prime interest rate published from time to time by The Wall Street Journal until discharged by such Member by repayment, which may be made by the Company out of distributions to which such Member would otherwise be subsequently entitled. Any withholdings authorized by this Section 3.3 shall be made at the maximum applicable statutory rate under the applicable tax law unless the Company shall have received an opinion of counsel or other evidence satisfactory to the Board of Managers to the effect that a lower rate is applicable, or that no withholding is applicable.

Section 3.4         Limitations on Allocations

(a)          Minimum Gain Chargeback. Notwithstanding any provision of this Article III, if there is a net decrease in Company minimum gain during any fiscal year or other period, prior to any other allocation pursuant hereto, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount and manner required by Treasury Regulation Sections 1.704-1 (b)(4)(iv) and Section 1.704-2. Notwithstanding any provision of this Article III, if there is a net decrease in partner nonrecourse debt minimum gain, any Member with a share of that partner nonrecourse debt minimum gain as of the beginning of such year shall be allocated items of income and gain for the year (and, if necessary, for succeeding years) equal to that Member’s share of the net decrease in the partner nonrecourse debt minimum gain, as provided in Treasury Regulation Section 1.704-2(i)(4).

(b)          Qualified Income Offset. Any Member who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704- l(b)(2)(ii)(d)(4), (5) or (6) that causes or increases a negative balance in its Capital Account beyond the sum of the amount of such Member’s obligation to restore its deficit Capital Account plus its share of minimum gain shall be allocated items of income and gain sufficient to eliminate such increase or negative balance caused thereby, as quickly as possible, to the extent required by such Treasury Regulation.

(c)          Gross Income Allocation. If any Member has a deficit Capital Account at the end of any Company fiscal year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement and (ii) the amount such Member is deemed to be obligated to restore pursuant to Treasury Regulation Section 1.704-2, each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 3.4(c) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article III have been made as if this Section 3.4(c) were not in this Agreement.

(d)          Section 704(b) Limitation. Notwithstanding any other provision of this Agreement to the contrary, no allocation of any item of income or loss shall be made to a Member if such allocation would not have “economic effect” pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii) or otherwise be in accordance with its interest in the Company within the meaning of Treasury Regulation Sections 1.704-1 (b)(3) and 1.704-2. To the extent an allocation cannot be made to a Member due to the application of this Section 3.4(d), such allocation shall be made to the other Member(s) entitled or required to receive such allocation hereunder.

(e)          Curative Allocations. Any allocations of items of income, gain, or loss pursuant to Sections 3.4(a)-(d) hereof shall be taken into account in computing subsequent allocations pursuant to this Article III, so that the net amount of any items so allocated and the income, losses and other items allocated to each Member pursuant to this Article III shall, to the extent possible, be equal to the net amount that would have been allocated to each Member had no allocations ever been made pursuant to Sections 3.4(a)-(d) hereof.

Section 3.5         Return of Distributions in the Event of Certain Operating Losses

Upon the written request of the Board of Managers at any time and from time to time, which request may be made or withheld upon the Board of Manager’s sole discretion, the Company, by written notice (the “Claw Back Notice”) to each of the Member Groups, shall demand that each Member Group pay to the Company, within thirty (30) days after the date of such Claw Back Notice, its Claw Back Amount; provided, however, that the Board of Managers shall not deliver a Claw Back Notice unless the aggregate net Operating Losses (as determined in accordance with Schedule C hereto) at the time of such Claw Back Notice are greater than $25,000 plus the amount of any Retained Cash.

“Claw Back Amount” as to each Member Group shall mean the lesser of (i) an amount equal to such Member Group’s Operating Loss Share, or (ii) sixty-six percent (66%) of the total distributions of Net Operating Profits made to such Member Group during the fifteen (15) month period immediately preceding the date of the Claw Back Notice (the “Claw Back Period”). In the event that a Claw Back Notice is given and the amount of subpart (i) of the immediately preceding sentence exceeds the amount of subpart (ii) of the immediately preceding sentence, then the difference between the two amounts shall be carried forward and applied to reduce the next distribution of Net Operating Profits to such Member Group, or any Member thereof. Notwithstanding the foregoing, in no event shall any Member Group be obligated to pay, collectively, aggregate Claw Back Amounts in excess of $250,000.

“Operating Loss Share” as to each Member Group shall mean (i) an amount equal to the Operating Loss multiplied by such Member Group’s Percentage Interest, minus (ii) an amount equal to the Retained Cash multiplied by such Member Group’s Percentage Interest

“Operating Loss” with respect to any period of time, shall mean Operating Losses determined as provided in Schedule C to this Agreement.

Unless otherwise agreed by the Members by unanimous consent, any Member or assignee transferring his Membership Interest, or any portion thereof, shall remain jointly and severally liable along with any transferee of such Membership Interest for payment to the Company of the Claw Back Amount with respect to any Operating Losses incurred by the Company during the time such Person was a Member regardless of whether such party received any distribution of Net Operating Profits.

Section 3.6         Return of Other Distributions.

Unless otherwise required by law which may not be waived or modified pursuant to such law’s terms, it is the intent of the Company and all Members that except as provided in Section 3.5 above, no Member shall be obligated to return any distribution to or for the account of the Company or any creditor of the Company. The payment of any money or distribution of any property to a Member shall be deemed to be a compromise and, except as provided in Section 3.5 above, the Member receiving any such money or property shall not be required to return any such money or property to the Company or any creditor of the Company. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to return amounts previously wrongfully distributed to such Member, such obligation shall be the sole responsibility of the Member who received such distributions.

ARTICLE IV

MANAGEMENT OF BUSINESS AND AFFAIRS OF THE COMPANY

Section 4.1         Management of Business and Affairs of the Company.

(a)          Except as specifically provided otherwise in this Agreement, and regardless of any approval rights as may be provided in the Texas Act, the exclusive authority to manage, control and operate the Company shall be vested collectively in the individuals, who need not be Members, elected by the Members as managers of the Company (the “Managers”) in accordance with this Agreement; provided, that the initial Managers elected by the Members are the persons named as Managers on Schedule A to this Agreement. As of the Effective Date the number of Managers shall be increased to three (3) Managers, which number may be hereafter increased or decreased by the Members. All powers of the Company may be exercised by or under the authority of the Managers acting collectively, and not individually (the “Board of Managers”). Except as specifically provided otherwise in this Agreement, the Board of Managers shall have full and exclusive right, power and authority to manage the affairs of the Company and make all decisions with respect thereto without the requirement of any consent or approval by the Members, including, without limitation, to the fullest extent permitted by law, authorizing or taking any actions for which the unanimous consent of the Members is required under the Texas Act.

(b)          Each of the JBGL Member Group and the Hankla Member Group, in its or their discretion, shall be entitled to remove and replace any one or more of the Managers it elected or appointed pursuant to Section 4.3 or this Section 4.1(b) hereof at any time, with or without cause, during the existence of the Company; provided, that any removal or replacement of any Manager appointed by the Hankla Member Group is subject to the approval of the JBGL Managers, and further is subject to the provisions of Section 4.3(a) hereof. The names of the Managers of the Company who are hereby appointed to serve on and after the date of this Agreement, and who will serve until their resignation or until their successors are appointed are set forth on Schedule A attached hereto along with the name of the Member that elected each Manager.

(c)          Except as expressly provided in this Agreement, and regardless of any approval rights as may be provided in the Texas Act, the affirmative vote of a majority of the Managers shall be considered the act of the Managers with respect to any event. Except as expressly provided in this Agreement, no Manager shall be permitted to act without the affirmative vote of a majority of the Managers. Notwithstanding any provision of this Agreement, and regardless of any approval rights as may be provided the Texas Act, the consent of all of the Members shall be required for the Company, or any other Person on behalf of the Company or any Subsidiary, as the case may be, to do any of the following:

(i)          do any act in contravention of this Agreement

(ii)         subject to Section 6.1(a)(i-ii). do any act which would make it impossible to carry on the Primary Business of the Company, or is otherwise inconsistent with the Primary Business of the Company;

(iii)        possess Company or Subsidiary property, or assign rights in Company or Subsidiary property, other than for a Company purpose;

(iv)        except as to (A) any agreement by which JBGL or one of its Affiliates provides financing or agrees to provide funding to the Company or any of its Subsidiaries, including, without limitation, the Loan Agreement and any construction loans, or (B) any agreement by which JBGL or one of its Affiliates sells lots or agrees to sell lots to the Company or any of its Subsidiaries (“Lot Contracts”), enter into any contracts or agreements with any Member or any relatives or Affiliates of any Member; or

(v)         develop, build, own, sell or otherwise deal with residences with a reasonable expected sale price of $550,000.00 or less.

Section 4.2         Officers.

(a)          Executive and Other Officers. Except as provided in Section 4.2(b) hereof, the Board of Managers shall designate one or more officers of the Company (each an “Officer” and collectively, the “Officers”) for the purpose of managing the day-to-day operations of the Company. The Officers shall have the powers set forth in this Agreement. The Company shall have a President, a Secretary, and a Treasurer. The President of the Company shall serve as chief executive officer and chief operating officer. The Company may also have one or more Vice-Presidents (including, without limitation, Executive Vice Presidents and Senior Vice Presidents), assistant officers, and subordinate officers as may be established by the Board of Managers. A person may hold more than one office in the Company. The Officers may also be, but do not need to be, Managers of the Company.

(b)          Officers. The names of the initial Officers serving the Company on and after the date of this Agreement and the capacities in which they serve, until their successors are elected or appointed, are set forth on Schedule A attached hereto, without the need for further designation or approval.

(c)          President. Unless otherwise provided by resolution of the Board of Managers, the President of the Company shall preside at all meetings of the Board of Managers and of the Members at which he or she shall be present. The President of the Company shall be the chief operating officer of the Company and shall perform the duties customarily performed by chief operating officers. Subject to Section 4.9 of this Agreement, the President of the Company may execute, in the name and on behalf of the Company, all authorized deeds, mortgages, bonds, contracts or other instruments, except in cases in which the signing and execution thereof shall have been expressly delegated to some other officer or agent of the Company. In general, the President of the Company shall perform such other duties customarily performed by a president of a corporation and shall perform such other duties and have such other powers as are from time to time assigned to him or her by the Board of Managers or the chief executive officer of the Company.

(d)          Vice-Presidents. The Vice-President or Vice-Presidents (including, without limitation, Executive Vice Presidents and Senior Vice Presidents), at the request of the chief executive officer or the President of the Company, or in the President’s absence or during his or her inability to act, shall perform the duties and exercise the functions of the President of the Company, and when so acting shall have the powers of the President of the Company. If there be more than one Vice-President, the Board of Managers may determine which one or more of the Vice-Presidents shall perform any of such duties or exercise any of such functions, or if such determination is not made by the Board of Managers, the chief executive officer or the President of the Company may make such determination; otherwise any of the Vice-Presidents may perform any of such duties or exercise any of such functions. Each Vice-President shall perform such other duties and have such other powers, and have such additional descriptive designations in their titles (if any), as are from time to time assigned to them by the Board of Managers, the chief executive officer, or the President of the Company.

(e)          Secretary. The Secretary shall keep the minutes of the meetings of the Members, of the Board of Managers and of any committees, in books provided for the purpose; he or she shall see that all notices are duly given in accordance with the provisions hereof or as required by law; he or she shall be custodian of the records of the Company; he or she may witness any document on behalf of the Company, the execution of which is duly authorized, see that the Company seal is affixed where such document is required or desired to be under its seal, and, when so affixed, may attest the same. In general, the Secretary shall perform such other duties customarily performed by a secretary of a corporation, and shall perform such other duties and have such other powers as are from time to time assigned to him or her by the Board of Managers, the chief executive officer, or the President of the Company.

(f)          Treasurer. The Treasurer shall have charge of and be responsible for all funds, securities, receipts and disbursements of the Company, and shall deposit, or cause to be deposited, in the name of the Company, all moneys or other valuable effects in such banks, trust companies or other depositories as shall, from time to time, be selected by the Board of Managers; he or she shall render to the President of the Company and to the Board of Managers, whenever requested, an account of the financial condition of the Company. In general, the Treasurer shall perform such other duties customarily performed by a treasurer of a corporation, and shall perform such other duties and have such other powers as are from time to time assigned to him or her by the Board of Managers, the chief executive officer, or the President of the Company.

(g)          Assistant and Subordinate Officers. The assistant and subordinate officers of the Company are all officers below the office of Vice-President, Secretary, or Treasurer. The assistant or subordinate officers shall have such duties as are from time to time assigned to them by the Board of Managers, the chief executive officer, or the President of the Company.

(h)          Election, Tenure and Removal of Officers. The Board of Managers shall elect the Officers of the Company; provided, that upon the execution of this Agreement, the initial Officers of the Company shall be as set forth in Schedule A of this Agreement. The Board of Managers may from time to time authorize any committee or Officer to appoint assistant and subordinate officers. All Officers shall be elected or appointed to hold their offices, respectively until their successors are elected or appointed or, if earlier, until their death, resignation or removal from office; provided, that the Board of Managers (or, as to any assistant or subordinate officer, any committee or Officer authorized by the Board of Managers) may remove an Officer at any time, with or without cause. The removal of an Officer shall not prejudice any of his or her contract rights. Election or appointment of an Officer, employee or agent shall not of itself create contract rights. The Board of Managers (or, as to any assistant or subordinate officer, any committee or Officer authorized by the Board of Managers) may fill a vacancy which occurs in any office for the unexpired portion of the term.

(i)          Compensation. The Board of Managers shall have power to fix the salaries and other compensation and remuneration, of whatever kind, of all Officers of the Company. No Officer shall be prevented from receiving such salary by reason of the fact that he or she is also a Manager of the Company. The Board of Managers may authorize any committee or Officer, upon whom the power of appointing assistant and subordinate officers may have been conferred to fix the salaries, compensation and remuneration of such assistant and subordinate officers.

Section 4.3         Board of Managers Election and Meetings.

(a)          Election and Tenure of Managers. At each annual meeting, or at each special meeting called for that purpose, the Members shall elect Managers, in the manner hereinafter provided, to hold office until the next annual meeting and until their successors are elected and qualify, or until their earlier death, resignation or removal from office. The Managers may, but need not, be Members of the Company. Unless otherwise unanimously approved by the Members, (i) the Board of Managers of the Company and each Subsidiary shall consist of a total of three (3) Managers, and (ii) two (2) of such Managers shall be elected by JBGL (the “JBGL Managers”) and, except as otherwise provided herein, one (1) of such Managers shall be elected by the Hankla Member Group (the “Hankla Manager”). Regardless of any other provision of this Agreement to the contrary, including this Section 4.3(a) or Section 4.3(b), the Hankla Member Group shall have no right to remove the Hankla Manager from the Board of Managers of the Company or any Subsidiary without the prior written consent of the JBGL Managers (acting on behalf of the Company as the sole member of the Subsidiary, in the case of a Subsidiary), and any Manager appointed or elected to the Board of Managers of the Company or any Subsidiary by the Hankla Member Group is subject to the approval of the JBGL Managers (acting on behalf of the Company as the sole member of the Subsidiary, in the case of a Subsidiary). The Board of Managers may remove the Hankla Manager from the Board of Managers of the Company and/or any Subsidiary at any time after the occurrence of a Removal Event (as defined below), in which event the Hankla Member Group shall have thirty (30) days to elect a new Hankla Manager to the Board of Managers of the Company and any Subsidiary (subject to the approval of JBGL), and if it fails to do so within such thirty (30) day period the JBGL Managers may elect the Hankla Manager; provided, however, that if an Event of Dissociation (as hereinafter defined) has occurred as to any member of the Hankla Member Group or no Member is a member of the Hankla Member Group, then upon any removal of the Hankla Manager from the Board of Managers of the Company or any Subsidiary as a result of an Event of Dissociation, JBGL shall have the right to elect the replacement Hankla Manager to the Board of Managers of the Company and the JBGL Managers (acting on behalf of the Company as the sole member of the Subsidiary, in the case of a Subsidiary) shall have the right to elect the replacement Pasquinelli Manger to the Board of Managers of each Subsidiary. A “Removal Event” shall mean:

(i)          A material violation of any other provisions of this Agreement or the company agreement of any Subsidiary by the Hankla Manager or the President of the Company or any Subsidiary which causes material economic harm to the Company or any Subsidiary and which is not cured within thirty (30) days after written notice to such Hankla Manager by the JBGL Managers;

(ii)         Any act of gross negligence on the part of the Hankla Manager or the President of the Company or any Subsidiary causing material damage to the Company or any Member;

(iii)        Any act of fraud, theft or willful misconduct committed by the Hankla Manager or the President of the Company against the Company, its Subsidiaries or any of the other Members in connection with the operation of the Company;

(iv)        The conviction of Hankla or the Hankla Manager of a felony; or

(v)         The occurrence of any Event of Dissociation.

(b)          Vacancy on Board of Managers. Subject to Section 4.3(a) above, each Member Group shall elect a successor to fill a vacancy on the Board of Managers that results from the death, resignation, or removal from office of any Manager that such Member Group has elected. Subject to Section 4.3(a), a Manager elected by such Member to fill a vacancy which results from the removal of a Manager shall serve for the balance of the term of the removed Manager.

(c)          Regular Meetings. After each meeting of the Members at which Managers shall have been elected, the Board of Managers shall meet as soon as practicable for the purpose of organization and the transaction of other business. In the event that no time and place are specified by resolution of the Board of Managers or the President (with notice in accordance with Section 4.3(e) hereof), the Board of Managers shall meet immediately following the close of, and at the place of, such Members meeting. Any other regular meeting of the Board of Managers shall be held on such date and at any place as may be designated from time to time by the Board of Managers.

(d)          Special Meetings. Special meetings of the Board of Managers may be called at any time by the President or by any Manager. A special meeting of the Board of Managers shall be held on such date and at any place as may be designated from time to time by the Board of Managers. In the absence of a designation, such meeting shall be held at such place as may be designated in the call.

(e)          Notice of Meeting. Except as provided in Section 4.3(c) hereof, the Secretary shall give notice to each Manager of each regular and special meeting of the Board of Managers. The notice shall state the time, place and purpose of the meeting. Notice is given to a Manager when it is delivered personally to him or her, left at his or her residence or usual place of business, or sent by email, telephone (including voicemail), or text message, at least seventy-two (72) hours before the time of the meeting or, in the alternative by mail to his or her address as it shall appear on the records of the Company, at least seventy-two (72) hours before the time of the meeting. Unless a resolution of the Board of Managers provides otherwise, the notice need not state the business to be transacted at or the purposes of any regular meeting of the Board of Managers. No notice of any meeting of the Board of Managers need be given to any Manager who attends, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened, or to any Manager who, in a writing executed and filed with the records of the meeting either before or after the holding thereof, waives such notice. Any meeting of the Board of Managers, regular or special, may adjourn from time to time to reconvene at the same or some other place, and no notice need be given of any such adjourned meeting other than by announcement.

(f)          Action by Managers. Unless this Agreement requires a greater proportion, the action of a majority of the Managers present at a meeting at which a quorum is present is the action of the Board of Managers; provided, however, that so long as Jim Brickman is one of the JBGL Managers, such majority must include Jim Brickman, or any other Manager as may be designated by JBGL. A majority of the entire Board of Managers shall constitute a quorum for the transaction of business. In the absence of a quorum, the Managers present by majority vote and without notice other than by announcement may adjourn the meeting from time to time until a quorum shall be present. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified. Any action required or permitted to be taken at a meeting of the Board of Managers may be taken without a meeting, if a written consent which sets forth the action is signed by at least a majority of the members of the entire Board of Managers; provided, however, that so long as Jim Brickman is one of the JBGL Managers, such majority must include Jim Brickman, or any other Manager as may be designated by JBGL.

(g)          Meeting by Conference Telephone. Members of the Board of Managers may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear and speak to each other. Participation in a meeting by these means constitutes presence in person at a meeting.

Section 4.4         No Participation of Members in Business and Affairs of the Company.

No Member, in his or her capacity as such, shall have any authority or right to act for or bind the Company or to participate in or have any control over Company business, except for (i) such rights to consent to or approve of the actions and decisions of the Board of Managers as are expressly provided for in this Agreement, and any other rights granted to the Members in this Agreement, and (ii) such authority to act for and bind the Company as the Board of Managers may, from time to time and in the exercise of its sole discretion, delegate to such Member in writing.

Section 4.5         Other Business of Members and Managers.

Except as otherwise provided in Section 9.2 hereof, the Non-Competition and Non- Disclosure Agreement dated as of the Effective Date by and among the Company, CB JENI Homes, LLC, Hankla and JBGL, or as may otherwise be agreed in writing and notwithstanding any other duty existing at law or in equity, any Member or Manager and any Affiliate of any Member or Manager may engage in or possess an interest in other business ventures of any nature or description (including business ventures which compete and/or conflict with the current or future business of the Company) independently or with others, and neither the Company nor any Member or Manager shall have any rights in or to such independent ventures or the income or profits derived therefrom, and, to the fullest extent permitted by law, such activities shall not be construed as a breach of any duty of loyalty or other duty to the other Members and Managers or the Company.

Section 4.6         Indemnification and Exculpation.

(a)          The Company shall indemnify (i) its Members, Managers and Officers to the fullest extent permitted by law, including, without limitation, the advance of expenses under the procedures and to the fullest extent permitted by law, and (ii) other employees and agents of the Company to such extent as shall be authorized by the Board of Managers and is permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Managers may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of this Agreement or repeal of any of the provisions thereof shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal. The indemnification shall be payable solely from the assets of the Company and no Member, Manager or Officer shall have any personal liability therefor.

(b)          To the fullest extent permitted by Texas statutory or decisional law, as amended or interpreted, no Member, Manager or Officer of the Company shall be personally liable to the Company or any Members for money damages. No amendment of this Agreement or repeal of any of their respective provisions shall limit or eliminate the limitation on liability provided to the Members, Managers and Officers hereunder with respect to any act or omission occurring prior to such amendment or repeal.

(c)          No Member, Manager or Officer, nor their Affiliates, nor any of their respective officers, directors, shareholders, partners, employees, representatives or agents (each, a “Covered Person” and collectively, the “Covered Persons”) shall be liable to the Company or any other Person who has an interest in the Company and is bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that this Section 4.6(c) shall not exculpate a Covered Person from liability for any such loss, damage or claim incurred by reason of such Covered Person’s willful misconduct, bad faith or gross negligence.

(d)          To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any Member, any such Covered Person acting under this Agreement shall not be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members and Managers to replace such other duties and liabilities of such Covered Person.

(e)          Whenever in this Agreement a Member is permitted or required to make a decision (i) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, the Member shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Member, or (ii) in its “good faith” or under another express standard, the Member shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein or by relevant provisions of law or in equity or otherwise.

Section 4.7        Tax Matters Member.

JBGL is hereby designated as the “tax matters partner” (as defined in Section 6231 of the Code) of the Company and, in such capacity, shall exercise all rights conferred, and perform all duties imposed, upon a tax matters partner under Sections 6221 through 6233 of the Code and the Regulations thereunder. JBGL shall serve in a similar capacity to the extent applicable under any state or local tax laws. All costs incurred by JBGL in its capacity as the “tax matters partner” of the Company (or that are incurred in a similar capacity under state or local tax laws) shall be borne by the Company.

Section 4.8       Current Company Budget and Plan.

(a)          Not later than November 15 of every year, or such other date as determined by the Board of Managers, the President of the Company shall submit to the Board of Managers for approval, a proposed Current Company Budget and Plan for the twelve (12) month period commencing on January 1 of the next year, or such other period as may be determined by the Board of Managers. The proposed Current Company Budget and Plan shall include, among other matters, the projected Funding Amount to be outstanding from time to time during such year (giving consideration to, among other things, projected construction and sales of homes). The approval of the Current Company Budget and Plan shall not obligate JBGL or any of its Affiliates to loan or otherwise advance any portion of such projected Funding Amount; provided, if JBGL or any of its Affiliates elects to make any such loans to the Company or any of its Subsidiaries, such loans shall be on terms and conditions acceptable to JBGL (or other terms and conditions unanimously approved by the Board of Managers). Within thirty (30) days after receipt of the proposed Current Company Budget and Plan, the Board of Managers shall approve, reject or comment upon the proposed Current Company Budget and Plan and the parties shall endeavor to resolve all differences within fifteen (15) days thereafter. The Board of Managers may at anytime and for any reason amend the Current Company Budget and Plan. In the event that prior to December 31 of any year, the proposed Current Company Budget and Plan for the next year has not been approved by the Board of Managers, the Company shall continue to operate in compliance with the then Current Company Budget and Plan (but subject to Section 4.8(b) below and Section 5.1(c)), subject only to changes to reflect actual increases in taxes, insurance premiums and debt service payments on any approved Company financings, until approval of the proposed Current Company Budget and Plan.

(b)          Notwithstanding anything to the contrary contained in this Agreement, the Company shall be entitled to make expenditures in any budget year for any line item in excess of those contained in a Current Company Budget and Plan equal to five percent (5%) in excess of the amount set forth in the Current Company Budget and Plan for such line item, provided (i) the aggregate line item increases do not exceed Fifty Thousand and No/100 Dollars ($50,000) in any budget year and the President of the Company promptly informs each Manager of such increased expenditure, and (ii) that such excess shall in no way increase the Funding Amount. The President of the Company, in his good faith judgment, shall also be entitled to make emergency expenditures for items not approved in a Current Company Budget and Plan where such expenditures are immediately (i) necessary for the preservation or the safety of any property or assets of the Company, or to avert immediate danger to life at any property owned, leased or operated by the Company, or (ii) required by any judicial or governmental authority having jurisdiction over any properties or assets of the Company; provided, that in no event shall any such expenditures be made to any member of the Hankla Member Group or any Affiliate of the Hankla Member Group. If the President of the Company makes any such emergency expenditures, it shall promptly inform each Manager of such expenditures. Additionally, the President of the Company shall promptly report to each Manager any event, circumstance, condition or situation which will result in or cause the Company to incur expenditures materially different than those set forth in the Current Company Budget and Plan, and at such time, if the Board of Managers approves such expenditures, the expenditures for such line items shall be treated as if they had always been in the Current Company Budget and Plan, which shall be deemed amended to include them.

Section 4.9       Operations of the Company.

The President of the Company shall have the authority to manage the ordinary day to day business and affairs of the Company related to the Primary Business, subject to the then Current Company Budget and Plan of the Company and in accordance with the provisions of this Section 4.9 and subject to any other limitations, restrictions or agreements set forth in this Agreement (including, without limitation, Section 4.1(c) and Section 4.9 of this Agreement or imposed by the Board of Managers). In furtherance of the foregoing, the President of the Company, acting on behalf of the Company, with the authority conferred by this Agreement, and consistent with the Current Company Budget and Plan, shall have authority and responsibility to perform or cause to be performed the following duties and obligations to the extent applicable based on the Current Company Budget and Plan:

(a)          Update and recommend revisions or amendments to the Current Company Budget and Plan for the Board of Managers’ review and approval or disapproval, including any such revisions or amendments as may be necessary so that the Current Company Budget and Plan sets aside adequate reserves and accurately reflects all actual and anticipated costs of operating the Primary Business of the Company.

(b)          Notify the Board of Managers of matters material to the business of the Company and render such reports to the Board of Managers as from time to time any Manager may reasonably request, including at all times and in any event no less frequently than monthly, keep each Manager informed of material information relating to the Primary Business of the Company by (i) notifying each Manager, and delivering to each Manager written copies, of financial statements of the Company and all material contracts and agreements entered into by the Company or any Subsidiary, and (ii) notifying each Manager concerning any other matters material to the Primary Business of the Company or the Current Company Budget and Plan of which it is aware.

(c)          Manage and direct the Primary Business of the Company, including collecting all revenues of the Company, constructing, marketing, and selling individual residential properties to homebuyers, paying all expenses of the Company substantially in conformance with the then Current Company Budget and Plan, advising the Board of Managers in advance of projected cash needs of the Company, and causing the Company to operate substantially in accordance with all applicable laws.

Notwithstanding the foregoing, unless approved by the Board of Managers the President of the Company shall not do any act or take any action which is not part of the ordinary, day to day operations of the Primary Business of the Company. Without limitation of the immediately preceding sentence, the President of the Company shall not do any of the following without the consent of the Board of Managers:

(i)          admit any person or entity as a Member of the Company or as a member or other equity interest holder of any Subsidiary;

(ii)         consent or approve of any transfer of all or any portion of a Membership Interest or other equity interest in the Company or any Subsidiary;

(iii)        dissolve, wind up, liquidate, or terminate the Company or any Subsidiary;

(iv)        except in accordance with the Current Company Budget and Plan, form, or allow the formation of, a new Subsidiary of the Company;

(v)         except in accordance with the Current Company Budget and Plan or except pursuant to the Management Agreements, the Loan Agreement, the Prior Loan Agreements, the Contribution Agreement Loans, the Lot Contracts or as expressly provided in this Agreement, pay any compensation to any Member or Manager or any Affiliate of any Member or Manager;

(vi)        change the number of members of the Board of Managers;

(vii)       amend, modify, repeal, or restate this Agreement or any Subsidiary Agreement;

(viii)      except in accordance with the Current Company Budget and Plan, materially alter or expand the Primary Business of the Company;

(ix)         materially change, amend or waive any of the Management Agreements or allow any Subsidiary to materially change, amend or waive any of the Management Agreements;

(x)          except in accordance with the Current Company Budget and Plan make any investment or allow any Subsidiary to make any investment which is not consistent with the Primary Business;

(xi)         incur any debt for borrowed money, grant any liens on the assets of the Company, or interest therein, in each case other than as expressly provided by this Agreement or the Loan Agreement; provided, that the Board of Managers shall not be required to approve any applications for credit, or the execution thereof, with vendors in the ordinary course of business (provided, that such applications for credit shall not include property loans), the incurring of ordinary trade payables or accounts payable on the account of ordinary and necessary costs and expenses incurred in connection with the Company, including salaries, fees and expenses for professional advisors and counsel, officers and employees, which are incurred in the ordinary course of business and are generally payable within thirty (30) days of the date incurred and which were approved in a Current Company Budget and Plan;

(xii)        transfer or agree to transfer all or substantially all of the assets or business of the Company or any Subsidiary, or engage in a merger, interest exchange, conversion, reorganization or any other form of business combination with or into any other Person;

(xiii)       with regard to the Company or any Subsidiary (A) make a general assignment for the benefit of creditors, (B) file a voluntary petition in bankruptcy, (C) file a petition or answer seeking for itself, any reorganization, arrangement, composition, readjustment, dissolution, liquidation or similar relief under any bankruptcy or debtor relief law, (D) file an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any bankruptcy or insolvency proceeding brought against it, or (E) seek, consent to or acquiescence in the appointment of a trustee, receiver or liquidator of any of the Company, any Subsidiary or of all or any substantial portion of the Company’s or any Subsidiary’s assets;

(xiv)      take any action that would cause the Company or any Subsidiary to become a general partner of or with any Person, or acquire any stock, partnership interest or other interest in any Person;

(xv)       elect any person as a manager of any Subsidiary; or

(xvi)      operate or maintain an office or any operations in any state other than Texas, or in any area other than the Primary Business Area.

Notwithstanding the foregoing provisions of this Section 4.9 or any other provision of this Agreement, the Board of Managers may limit, restrict, remove or expand the authority granted to the President (or any other officer of the Company) pursuant to this Agreement.

Section 4.10       Key Man Life Insurance. The Company shall apply for and use its best efforts to obtain Key Man Life Insurance on Hankla with a death benefit of $1,000,000.00 (or such other amount as may be unanimously approved by the Board of Managers). Premiums on any such Key Man Life Insurance policies shall be paid by the Company, and the Company shall be the beneficiary under such policies.

Section 4.11       Authority to Acquire Certain Assets and Subsidiary Interests and Obtain Financing. Without the necessity of any further consent or approval, the President and any Vice President is hereby authorized to cause the Company to (i) execute and deliver the Non-Competition and Non-Disclosure Agreement, dated of even date herewith, (ii) execute and deliver the Errors and Omissions Agreement, dated of even date herewith, (iii) take all actions, obtain all permits, and execute, deliver and perform all obligations under the Loan Agreement, and all other documents, instruments and agreements to be entered into pursuant to the Loan Agreement, and (iv) take all actions, obtain all permits, and execute, deliver and perform all obligations under the foregoing agreements, and all other documents, instruments and agreements to be entered into pursuant to the foregoing agreements.

ARTICLE V

RESTRICTIONS ON TRANSFERS

Section 5.1       Transfer of Membership Interest.

(a)          Without the prior approval of the Board of Managers by unanimous consent, which consent shall be at the Board of Managers’ sole discretion, no Member shall (i) endorse, sell, give, pledge, encumber, assign, transfer or otherwise dispose of, voluntarily or involuntarily, or by operation of law (excluding a merger or consolidation) (hereinafter referred to as a “Transfer”) all or any part of such Member’s Membership Interest, or (ii) voluntarily withdraw or retire from the Company as a Member; provided, however, that JBGL shall have the right to Transfer all or any part of its Membership Interest to any other entity which is controlled directly or indirectly by Jim Brickman or any entity which is controlled directly or indirectly by Jim Brickman, without such consent of the Board of Managers.

(b)          Any attempted Transfer or withdrawal in contravention of this Agreement shall be void ab initio and shall not bind or be recognized by the Company.

(c)          At any time after the occurrence of a Buy-Sell Event throughout the term of this Agreement, unless such shorter period shall be otherwise provided herein, as to any member of either Member Group, the Member Group that did not experience such Buy-Sell Event (the “Offeror Member Group”) may deliver a written offer (the “Buy-Sell Notice”) to the other Member Group which has experienced a Buy-Sell Event (the “Offeree Member Group”), to buy from the Offeree Member Group the entire Membership Interest of each member of the Offeree Member Group. The Buy-Sell Notice shall (i) be in writing and signed by each member of the Offeror Member Group; (ii) specify a cash purchase price (“Overall Purchase Price”) for all of the assets of the Company, as if free and clear of all loans and other financing; and (iii) specify the other major economic terms and conditions upon which the Offeror Member Group would be willing to sell to the Offeree Member Group its entire Membership Interest (and in each case, under the circumstances described below, those same terms and conditions to apply to the sale by the Offeree Member Group to the Offeror Member Group of its Membership Interests). The Offeree Member Group shall have the right, exercisable by delivery of notice in writing to the Offeror Member Group within thirty (30) days from the receipt of the Buy-Sell Notice to elect to either:

(i)          Sell to the Offeror Member Group the Offeree Member Group’s entire Membership Interest for a purchase price equal to the amount that the Offeree Member Group would receive if all Company assets were sold for the Overall Purchase Price, all existing loans and other indebtedness of the Company were paid in full, and the remaining proceeds were distributed to the Members and the Company was liquidated, all as provided in Section 6.2 hereof; or

(ii)         Purchase the Offeror Member Group’s entire Membership Interest for a purchase price equal to the amount that the Offeror Member Group would receive if all Company assets were sold for the Overall Purchase Price, all existing loans and other indebtedness of the Company were paid in full, and the remaining proceeds were distributed to the Members and the Company was liquidated, all as provided in Section 6.2 hereof.

Within thirty (30) days after receipt of the Buy-Sell Notice, the Offeree Member Group will notify the Offeror Member Group of its election either to sell its entire Membership Interest to the Offeror Member Group or to purchase the Offeror Member Group’s entire Membership Interest based upon the Overall Purchase Price and the other terms and conditions set forth in the Buy-Sell Notice (as provided in subpart (i) or (ii), as applicable, of Section 5.1(c) above). If the Offeree Member Group fails to notify the Offeror Member Group of its election within such thirty (30) day period, the Offeree Member Group shall be deemed to have elected to sell its entire Membership Interest upon the terms and conditions of the Buy-Sell Notice. Upon delivery of the notice specifying such election (or a deemed election arising by the failure of the Offeree Member Group to notify the Offeror Member Group of its election within such thirty (30) day period), the Offeror Member Group and the Offeree Member Group will be obligated to consummate the purchase and sale in accordance with such election and the provisions of this Section 5.1(c).

The closing of any purchase and sale of Membership Interests under this Section 5.1(c) will occur on or before the sixtieth (60th) day after the Offeree Member Group has elected to buy or sell (or a deemed election has occurred as hereinabove provided). Such closing shall take place at the Principal Office of the Company or at such other place as the purchasing Member Group and selling Member Group may agree. At such closing, the purchase price shall be payable by the purchasing Member Group to the selling Member Group, by wire transfer or such other means as are acceptable to the selling Member Group, upon the execution, acknowledgement and delivery of all documents, instruments and agreements that the purchasing Member Group and the Board of Managers determines to be necessary or appropriate to evidence and render fully effective the sale, assignment and transfer of the subject Membership Interest by the selling Member Group, and each member thereof, to the purchasing Member Group; provided, however, that such documents shall be reasonably consistent with similar transactions. The purchasing Member Group and selling Member Group will each pay one-half of any transfer taxes, recording fees, legal fees for preparation of agreements and instruments and other fees and expenses (including legal and accounting fees) incurred by the Company in connection with the Transfer of any interest in the Company under this Section 5.1(c). The purchasing Member Group and selling Member Group will each pay their own costs and expenses incurred in connection with any Transfer of any interest in the Company under this Section 5.1(c).

If any Member Group brings suit to enforce its right to purchase, or to enforce another Member Group’s obligation to purchase, an interest in the Company under this Section 5.1(c), the Member Group prevailing in the suit will be entitled to be reimbursed by the Member Group against whom an adverse determination ultimately is made for the costs and expenses (including, without limitation, fees and disbursements of attorneys and other professional advisors) incurred in connection with the suit. A Member Group who shall have agreed to purchase the Membership Interest of the other Member Group under this Section 5.1(c) and subsequently fails to purchase that Membership Interest in breach of this Agreement will be subject to suit for damages caused by his breach as well as other available remedies.

Each Member agrees and acknowledges that the purchase price for the Membership Interest to be transferred to be determined in accordance with, and paid pursuant to, the provisions of this Section 5.1(c) is fair as to dates used, notices, terms, price and in all other respects. Each Member waives any right, at law or in equity that he may have to use any other method to determine the purchase price in connection with the application of this Section 5.1(c).

It is expressly agreed that the remedy at law for breach of any of the obligations set forth in this Section 5.1(c) is inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Member to comply fully with each of said obligations, and (ii) the uniqueness of the Company’s business. Accordingly, each of the aforesaid obligations shall be, and is hereby expressly made, enforceable by specific performance.

The right to purchase or sell provided in this Section 5.1(c) shall be apportioned as between the members of such Member Group pro rata based upon the Percentage Interest of such Member unless otherwise agreed by the members of such Member Group.

“Buy-Sell Event” shall mean, as to each Member Group, the occurrence of any of the following :

(i)          any member of such Member Group shall: (A) make an assignment for the benefit of creditors; (B) file a voluntary petition in bankruptcy; (C) be adjudicated bankrupt or insolvent; (D) file a petition or answer seeking for such member any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief pursuant to any statute, law, or regulation; (E) file an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such member in any proceeding of this nature; or (F) seek, consent to, or acquiesce in the appointment of a trustee (in the context of bankruptcy or a receivership), receiver, or liquidator of the member or of all or any substantial part of such member's properties;

(ii)         if, within one hundred twenty (120) days after the commencement of any proceeding against any member of such Member Group seeking the reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief pursuant to any statute, law, or regulation, the proceeding shall not have been dismissed, or if, within ninety (90) days after the appointment without his consent or acquiescence of a trustee, receiver, or liquidator of such member of a Member Group or of all or any substantial part of his properties, the appointment shall not be vacated or stayed, or within ninety (90) days after the expiration of any stay, the appointment shall not be vacated;

(iii)        any member of such Member Group shall encumber or attempt to encumber his Membership Interest or any portion thereof without the prior approval required by Section 5.1;

(iv)        any member of such Member Group shall die or there shall be entered an order by a court of competent jurisdiction adjudicating such member of a Member Group incompetent to manage his person or his property, or such member of a Member Group having a guardian appointed for his person;

(v)         the divorce of a member of such Member Group which results in the direct or indirect transfer of all or any portion of his or her interest in the Company (or in any Member of the Company) to his or her spouse (or former spouse);

(vi)        any member of such Member Group, if an entity, shall dissolve, liquidate, or wind up;

(vii)       any member of such Member Group being convicted of a felony or other crime involving moral turpitude;

(viii)      with respect to any member of the Hankla Member Group, the material violation by Hankla, any entity controlled by Hankla or any trust of which Hankla is a beneficiary or trustee, of (A) the obligations of Hankla as President of the Company under Section 4.9 hereof, or (B) any non-compete provision of any agreement benefiting the Company or JBGL;

(ix)         any such Member Group shall have failed to pay any Claw Back Amount when due;

(x)          As to the JBGL Member Group, solely, for a period of 6 months following the date on which Jim Brickman is not acting a Manager of the Company; or

(xi)         As to the JBGL Member Group, in the event that the Board of Managers determines to dissolve in accordance with Section 6.1(a)(i) without the consent of the Hankla Manager, solely for a period of sixty (60) days following such determination to dissolve.

Section 5.2       Admission of Transferee.

If a Member transfers all or any part of such Member’s limited liability company interest in the Company in accordance with the requirements of Section 5.1 hereof, the transferee shall be admitted to the Company as a Member of the Company upon its execution of an instrument, as required by the Board of Managers, signifying such transferee’s agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately upon execution of such instrument and, immediately following such admission, the transferor Member shall cease to be a Member of the Company.

Section 5.3        Withdrawal of Capital or as a Member.

Except as expressly provided in this Agreement or as otherwise agreed by the Members, no Member shall be entitled to withdraw capital or to receive distributions of or against capital without the prior written consent of, and upon the terms and conditions agreed upon by, all Members. The Members have (i) no right under the Texas Act, or otherwise, to withdraw or resign and receive the fair value of their Membership Interests, and further hereby waive any dissenters’ rights pursuant to the Texas Act, or otherwise, (ii) no right to demand or receive any distribution from the Company in any form other than cash and in accordance with the provisions of this Agreement concerning distributions, and (iii) no right under the Texas Act to become a creditor of the Company with respect to distributions owed them.

Section 5.4        Dissociation of a Member.

(a)          Each of the following events shall be an “Event of Dissociation” (herein so called) with respect to all members of the Hankla Member Group:

(i)          Any Buy-Sell Event occurs with respect to any member of the Hankla Member Group, regardless of whether the JBGL Member Group exercises its right to send the Buy-Sell Notice pursuant to Section 5.1(c) hereof or any other rights thereunder, subject of the right of the Hankla Member Group to receive notice of a Default Buy-Sell Event and the opportunity within thirty (30) days of such notice to cure such curable Default Buy-Sell Event;

(ii)         Any member of the Hankla Member Group shall have a garnishment, lien, charging order or similar device issued against its interest in the Company;

(iii)        Any member of the Hankla Member Group shall breach any other term or condition of this Agreement which shall not be cured, with respect to monetary defaults, within ten (10) days, and, with respect to non-monetary defaults that are curable, within thirty (30) days, unless such curable default cannot reasonably be cured within such thirty (30) day period, in which event, within ninety (90) days after notice to such Member of such breach;

(iv)        Any member of the Hankla Member Group shall have a judgment awarded against it in any capacity in an amount that would threaten the solvency of such member of the Hankla Member Group, as determined by the Board of Managers in its reasonable discretion;

(v)         Any member of the Hankla Member Group shall commit any other act in violation of such Member’s duties of good faith and care to the Company or the other Members; or

(vi)        such Member shall have received the consent of the Board of Managers to withdraw from the Company.

(b)          If any member of the Hankla Member Group is subject to an Event of Dissociation, the Hankla Member Group, and each member thereof, shall lose all Management Rights, and shall have no right to participate in the management of the business and affairs of the Company; provided, that in such event the Hankla Member Group (i) shall remain entitled to receive allocations of profit, income, gain, loss, deduction and tax credit, and distributions of Net Operating Profits or assets upon liquidation pursuant to Section 6.2 hereof attributable to its Membership Interest, and (ii) shall remain obligated to pay and perform all duties, obligations and liabilities of the Hankla Member Group (or attributable to its Membership Interest) under this Agreement but only to the extent the same can be performed without Management Rights.

(c)          If approved by the Board of Managers, a holder of a Membership Interest without any Management Rights, including a Member subject to dissociation pursuant to Section 5.4(b) hereof, may be admitted as a “Substitute Member” and admitted to all the rights of the Member assigning the Membership Interest or, as the case may be, to which such Member was entitled prior to dissociation in accordance with Section 5.4(b) hereof, with the consent of the Board of Managers and all Members other than the Member with respect to which the Event of Dissociation has occurred, and the execution and acknowledgment by the Substitute Member of an instrument, as required by the Board of Managers, signifying such person’s agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. If so admitted, the Substitute Member shall have all of the rights and powers, and shall be subject to all the restrictions and liabilities, of the Member assigning the Membership Interest or, as the case may be, of such Member in the case of dissociation pursuant to Section 5.4(b). Except as otherwise agreed to by the unanimous consent of the Members, the admission of a Substitute Member shall not release the Member assigning the Membership Interest from any liability to the Company which such assigning Member shall have had prior to such admission.

ARTICLE VI

DISSOLUTION OF THE COMPANY

Section 6.1       Dissolution.

(a)          The Company may be dissolved and wound up at any time upon the occurrence of any of the following events (each, a “Dissolution Event”):

(i)          the election by the Board of Managers to dissolve, wind-up and terminate the Company;

(ii)         the termination of the legal existence of the last remaining Member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining Member of the Company in the Company unless the business of the Company is continued in a manner permitted by this Agreement or the Texas Act; or

(iii)        the entry by a court of competent jurisdiction of a judgment for the winding up of the Company’s business and the termination of the Company’s existence under the Texas Act.

(b)          Except as and to the extent otherwise provided in Section 5.4 hereof, the Bankruptcy of a Member shall not cause such Member to cease to be a Member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution. Notwithstanding any other provision of this Agreement, the Members waive any right that they might have under the Texas Act to agree in writing to dissolve the Company upon the Bankruptcy of such Members. “Bankruptcy” means, with respect to any Member, if such Member (i) makes an assignment for the benefit of creditors generally, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceeding, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Member or of all or any substantial part of its properties, or (vii) one hundred twenty (120) days after the commencement of any proceeding against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, if the proceedings have not been dismissed, or if within ninety (90) days after the appointment without such Member’s consent or acquiescence of a trustee, receiver or liquidator of such Member or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within ninety (90) days after the expiration of any such stay, the appointment is not vacated.

(c)          Upon the occurrence of any event that causes the last remaining Member of the Company to cease to be a Member of the Company (other than upon an assignment by the Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Sections 5.1 and 5.2), then to the fullest extent permitted by law, the personal representative of such Member is hereby authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such Member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute Member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining Member of the Company.

Section 6.2       Liquidation and Termination.

(a)          Subject to Section 5.1(c)(xi), upon the occurrence of a Dissolution Event, the Officers and Managers of the Company shall cause the Company to liquidate by converting the assets of the Company to cash or its equivalent and arranging for the affairs of the Company to be wound up with reasonable speed but with a view towards obtaining fair value for the Company’s assets, and, after satisfaction (whether by payment or by establishment of reserves therefor) of creditors, including Members who are creditors, shall distribute the remaining assets to and among the Members as follows:

(i)          First, to the Members pro rata in accordance with their respective then Undistributed Preferred Return, in such amounts and until such times as each Member’s Undistributed Preferred Return has been reduced to zero (0);

(ii)         Next, to the Members pro rata in accordance with the Members’ proportionate Unreturned Capital Contributions in such amounts, and until such time, as each Member’s Unreturned Capital Contributions have been reduced to zero (0); and

(iii)        Next, to the Members in the following percentages until such time as all Members within the JBGL Member Group have received aggregate distributions resulting in an Internal Rate Return of fifteen percent (15%): (A) seventy percent (70%) to the Members which are included within the JBGL Member Group, pro rata in accordance with their respective Percentage Interests, and (B) thirty percent (30%) to the Members which are included within the Hankla Member Group, pro rata in accordance with their respective Percentage Interests; and

(iv)        Thereafter, fifty percent (50%) to the Members included within the JBGL Member Group and fifty percent (50%) to the Members included within the Hankla Member Group, in each case pro rata in accordance with this respective Percentage Interests.

All distributions in kind to the Members shall be made subject to the liability of each distributee for costs, expenses, and liabilities theretofore incurred or for which the Company has committed prior to the date of termination. The distribution of cash and/or property to a Member in accordance with the provisions of this Section 6.2(a) constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest and all the Company’s property.

(b)          Each Member shall look solely to the assets of the Company for all distributions with respect to the Company and such Member’s capital contribution thereto and share of profits, gains and losses thereof and shall have no recourse therefor (upon dissolution or otherwise) against any other Member.

(c)          The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Agreement, and (ii) the Certificate of Formation shall have been terminated in the manner required by the Texas Act.

ARTICLE VII

BOOKS AND RECORDS; ACCOUNTING,

TAX ELECTIONS, ETC.

Section 7.1       Books, Records and Reports.

(a)          The Company shall keep correct and complete books and records of its accounts and transactions and minutes of the proceedings of its Members and Board of Managers and of any executive or other committee when exercising any of the powers of the Board of Managers. The books and records of the Company may be in written form or in any other form which can be converted within a reasonable time into written form for visual inspection. The original or a certified copy of this Agreement shall be kept at the principal office of the Company or at such other place designated by the President of the Company. The books and records of the Company shall be maintained by the Secretary of the Company and shall be available for examination by any Member or Manager, or its duly authorized representatives, during regular business hours.

(b)          At the request of any Member, the President of the Company or other appropriate Officer shall prepare or cause to be prepared and shall furnish to the Members within ninety (90) days of the end of each fiscal year (i) a balance sheet and report of the receipts, disbursements, profits or losses of the Company, and each Member’s share of such items for the fiscal year, and

(ii)         information necessary for the Members to prepare their respective federal and state income tax returns. The cost of such financial and tax reports shall be an expense of the Company. The rights of any Member pursuant to this Section 7.1(b) shall be unaffected by any Dissociation pursuant to Section 5.4 hereof or the occurrence of any Buy-Sell Event.

Section 7.2       Banks Accounts, Checks, Drafts, Etc.

The bank accounts for the Company shall be maintained in accounts in the name of and under the tax identification number for the Company in such banking institutions as the Managers or the appropriate Officers shall determine. Any resolutions prepared by the banking institutions in relation to the opening of such accounts are hereby adopted as the resolutions of the Board of Managers. All checks, drafts and orders for the payment of money, notes and other evidences of indebtedness, issued in the name of the Company, shall be signed by such Officers or such other Persons as may be authorized by the Board of Managers from time to time.

Section 7.3       Fiscal Year; Methods of Accounting.

The fiscal year of the Company shall be the year ending December 31, unless otherwise determined by the Board of Managers. The method of accounting to be used in keeping the books of the Company shall be determined by the Board of Managers in accordance with applicable law.

Section 7.4       Segregation of Moneys; Interest.

All moneys received by the Managers hereunder shall be kept segregated in the Company’s accounts and may be deposited under such general conditions as may be prescribed by law, and the Managers shall not be liable for any interest thereon. Furthermore, in no event shall moneys of the Company be commingled with moneys of the Members or the Managers.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1       Binding Provisions.

The provisions of this Agreement shall be binding upon and inure to the benefit of the heirs, personal representatives, successors and assigns of the Members, Managers and Officers.

Section 8.2       Separability of Provisions.

Each provision of this Agreement shall be considered separable; and if for any reason any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect any other provisions of this Agreement.

Section 8.3        Attorney’s Fees; Waiver of Jury Trial; Arbitration.

(a)          In the event of any litigation or other proceeding, including arbitration, between the Members to enforce or interpret any provision or right hereunder, the unsuccessful party to such litigation or proceeding, including arbitration, covenants and agrees to pay the successful party all costs and expenses reasonably incurred, including reasonable attorneys’ fees and disbursements.

(b)          EACH MEMBER HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES AGAINST THE OTHER IN CONNECTION WITH ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE RELATIONSHIP OF THE MEMBERS OR ANY CLAIM OF INJURY OR DAMAGE RELATING TO ANY OF THE FOREGOING, OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY STATUTE WITH RESPECT THERETO.

(c)          ANY CONTROVERSY OR CLAIM BETWEEN THE COMPANY AND ANY OF THE MEMBERS, OR BETWEEN ANY OF THE MEMBERS, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENTS OR INSTRUMENTS EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR RELATED AGREEMENTS OR INSTRUMENTS REFERRED TO IN OR WHICH PERTAIN TO THIS AGREEMENT OR THE COMPANY, OR THE TRANSACTIONS DESCRIBED HEREIN OR THEREIN, INCLUDING BUT NOT LIMITED TO ANY CLAIM BASED ON OR ARISING FROM AN ALLEGED TORT, SHALL BE DETERMINED BY BINDING ARBITRATION IN DALLAS, TEXAS, THE ARBITRATION SHALL BE ADMINISTERED BEFORE THREE ARBITRATORS WITH NOT LESS THAN FIFTEEN (15) YEARS EXPERIENCE AS ATTORNEYS AND/OR JUDGES BY JAMS OR ANOTHER ARBITRATION SERVICE ACCEPTABLE TO ALL PARTIES TO THE ARBITRATION. JUDGMENT UPON THE AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION.

Section 8.4       Rules of Construction.

Unless the context clearly indicates to the contrary, the following rules apply to the construction of this Agreement:

(i)          References to the singular include the plural, and references to the plural include the singular.

(ii)         Words of the masculine gender include correlative words of the feminine and neuter genders.

(iii)        The headings or captions used in this Agreement are for convenience of reference and do not constitute a part of this Agreement, nor affect its meaning, construction, or effect.

(iv)        References to a person include any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or government or agency or political subdivision thereof.

(v)         Any reference in this Agreement to a particular “Article,” “Section” or other subdivision shall be to such Article, Section or subdivision of this Agreement unless the context shall otherwise require.

(vi)        Any use of the word “including,” “include” or “includes” in this Agreement shall not be construed as limiting the phrase so modified to the particular items or actions enumerated, and should be interpreted in a non-exclusive manner as though the words “but [is] not limited to” immediately followed the same.

(vii)       When any reference to this Agreement is made in this document or any of the schedules or exhibits attached to this Agreement, it shall mean this Agreement, together with all other schedules and exhibits attached hereto, as though one document.

Section 8.5       Entire Agreement; Amendments.

(a)          This Agreement constitutes the entire agreement with respect to the subject matter hereof.

(b)          This Agreement and the Certificate of Formation (except as required by law) may be modified or amended only pursuant to a written amendment adopted by the Board of Managers and approved in writing by a Majority in Interest of the Members. Once an amendment to this Agreement and/or the Certificate of Formation has been approved, the proper Officers of the Company shall authorize the preparation and filing, if necessary, of a written amendment to this Agreement and/or the Certificate of Formation, as applicable.

Section 8.6       Applicable Law.

This Agreement shall be construed and enforced in accordance with the laws of the State of Texas, without regard to conflict of law principles.

Section 8.7       Agreement Binding and Enforceable.

Notwithstanding any other provision of this Agreement, the Initial Members agree that this Agreement constitutes a legal, valid and binding agreement of the Initial Members, and is enforceable against the Initial Members by the Managers in accordance with its terms.

Section 8.8       Confidentiality.

The parties shall not disclose the terms of this Agreement, the Management Agreements, the involvement of Green Light Capital with the Company, or any information received pursuant to Section 7.1 hereof, to any Person, except (i) as may otherwise be required by law, regulation or court order, (ii) to a bona fide potential lender of the Company or its Subsidiaries and its counsel and advisors, (iii) to its employees, officers, directors, members, managers, owners and third parties including financial advisors, potential financing sources, potential transferees, accountants or attorneys who are advised of the confidential nature of the terms of this Agreement, or (iv) to the extent necessary for the parties to perform their respective duties hereunder. Notwithstanding the foregoing, any Member (and any employee, representative or other agent of any Member) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to any Member relating to such tax treatment and tax structure; provided, however, that any such information shall be kept confidential to the extent necessary to comply with any applicable securities laws.

Section 8.9       Publicity.

Neither the Company, the Members nor any of their respective Affiliates may issue any public statement or press release regarding (a) the finances of any of (i) the Company, (ii) the Company’s business, (iii) the Subsidiaries, or (iv) any Member, without the prior consent of all Members, or (b) the involvement with the Company, or any of its Subsidiaries, of Green Light Capital and the principals thereof, except as required by law or any competent governmental authority (provided that in such event, the disclosing party shall give the other Member or the applicable Affiliate advance notice of such disclosure).

Section 8.10      Counterparts.

To facilitate execution, this instrument may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party appear on each counterpart. All counterparts shall collectively constitute a single instrument. It shall not be necessary in making proof of this instrument to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages.

Section 8.11     No Effect on Loans. The Members acknowledge that JBGL Builder Finance and certain other Affiliates of JBGL may acquire and/or make, loans to the Company and certain of its Subsidiaries. The Members specifically agree that the relationship of JBGL Builder Finance and its Affiliates as a lender to the Company or any of its Subsidiaries shall not be affected in any way by this Agreement or by the fact that JBGL is a Member in the Company, and nothing contained herein or in any way related to JBGL serving as a Member in the Company shall (i) limit any rights or remedies of JBGL Builder Finance or any of its Affiliates under or pursuant to any documents, instruments or agreements related to, evidencing or securing any such loans, or (ii) limit the duties, obligations or liabilities of the Company or any Subsidiary or any other obligor pursuant to any such documents, instruments or agreements related to, evidencing or securing any such loans.

ARTICLE IX

Other JBGL Provisions

Section 9.1        [Intentionally Deleted].

Section 9.2        Covenant Not to Make Certain Loans.

(a)          JBGL agrees that neither JBGL nor any other JBGL Entity shall provide financing or agree to provide financing to other Competing Builders with respect to residential lots located in the Primary Business Area, without the unanimous consent of the Board of Managers; provided, however, that none of the following shall be deemed to be a violation of this Section 9.2(a): (i) any financing, funding, loans, commitments, or agreements to make any loans existing as of the date this Agreement is executed with respect to property located in the Primary Business Area, (ii) any financing, funding, loans, commitments, or agreements to make any loans existing in a particular county at such time as such county becomes part of the Primary Business Area as a result of the investment of the Company reaching $1 million in investment in such county, or (iii) any financing, funding, loans, commitments or agreements to make loans to CB Jeni Homes DFW LLC, any entity in which CB Jeni Homes DFW LLC owns or controls, directly or indirectly, a controlling interest, or any entity owned, directly or indirectly, in whole or in part, by Bruno H. Pasquinelli; and provided, further, that such financing may be provided to Competing Builders or any other Person in the event that it relates to a residence with an expected sales price of $550,000.00 or less or if it relates to a project consisting of less than 7 lots. Notwithstanding the foregoing, the provisions of this Section 9.2(a) shall expire and terminate on the earliest to occur of (i) the date of the termination of this Agreement, (ii) the date of the occurrence of a Dissolution Event, (iii) the date that no member of the Hankla Member Group is a Member of the Company, (iv) the date that neither JBGL nor any of its Affiliates is a Member of the Company, or (v) the date on which JBGL shall pay the Break-Up Fee.

(b)          In the event of any breach of the provisions of Section 9.2(a) by any JBGL Entity, then as the sole and exclusive remedy of the Company or any Member of the Company, JBGL shall be obligated to pay to the Company an amount equal to any net profit made by any JBGL Entity from the financing provided in violation of Section 9.2(a).

Section 9.3        Break-up.

(a)          If (i) the Company has had positive aggregate Net Operating Profit from the Effective Date of this Agreement through the applicable date, (ii) the Hankla Member Group has paid all Claw Back Amounts, if any, which the Hankla Member Group is required to pay pursuant to Section 3.5 of this Agreement, (iii) the Hold Period shall have expired, and (iv) JBGL and the JBGL Entities have elected not to make loans to the Company and/or its Subsidiaries for home construction projects budgeted in the Current Company Budget and Plan and the Funding Amount outstanding is less than the Minimum Funding Amount in effect at such time, then, at any time while such conditions in subparts (i), (ii), (iii), and (iv) of this sentence exist, for a period of sixty (60) days thereafter (the “Break Up Buy-Sell Period”) either the JBGL Member Group or the Hankla Member Group may send a Buy-Sell Notice in accordance with Section 5.1(c) hereof. The party which shall send the first Buy-Sell Notice shall be deemed to be the Offeror Member Group and shall have all rights and obligations of the Offeror Member Group and the recipient of such first sent Buy-Sell Notice shall be deemed to be the Offeree Member Group and shall have all rights and obligations of the Offeree Member Group.

Upon the expiration of the Break Up Buy-Sell Period in the event neither party sent the Buy-Sell Notice pursuant to Section 9.3(a) or if the Agreement terminates or the Company elects to dissolve in the Breakup Buy-Sell Period, then JBGL shall pay a total amount equal to the Break-Up Fee (as hereinafter defined) to the Hankla Member Group. As used herein, the term “Break Up Fee” shall mean (i) $100,000.00 during the first two (2) years after the Effective Date of this Agreement, and (ii) $250,000.00 for the period from and after the second anniversary of the Effective Date.

(b)          Notwithstanding the foregoing, the right of either party to send the Buy-Sell Notice pursuant to Section 9.3(a) shall expire and terminate on the earliest to occur of (i) the date of the termination of this Agreement, (ii) the date of the occurrence of a Dissolution Event, (iii) the date either the Hankla Member Group or the JBGL Member Group is no longer a Member of the Company, (iv) the date that is five (5) years after the Effective Date hereof, or (v) the date of the occurrence of a Buy-Sell Event as to any member of the Hankla Member Group, unless declared pursuant to Section 9.3(a) hereof. Furthermore, in no event shall the Break-Up Fee be paid more than once.

(c)          Following the end up the Break Up Buy-Sell Period and in the event neither party sent the Buy-Sell Notice pursuant to Section 9.3(a), if during the period of September 15 through November 15 (inclusive) of any calendar year (the “Yearly Window”) JBGL and the JBGL Entities have elected not to make loans to the Company and/or its Subsidiaries for home construction projects budgeted in the Current Company Budget and Plan and the Funding Amount outstanding is less than the Minimum Funding Amount in effect at such time, then at any time while such Minimum Funding Amount is not in place during the Yearly Window, either JBGL (or any member of the JBGL Member Group) or the Hankla Member Group may send a Buy-Sell Notice in accordance with Section 5.1(c) hereof. The party which shall send the first Buy-Sell Notice shall be deemed to be the Offeror Member Group and shall have all rights and obligations of the Offeror Member Group and the recipient of such first sent Buy-Sell Notice shall be deemed to be the Offeree Member Group and shall have all rights and obligations of the Offeree Member Group.

(d)          Notwithstanding the foregoing, the right of either party to send the Buy-Sell Notice pursuant to Section 9.3(c) shall expire and terminate on the earliest to occur of (i) the date of the termination of this Agreement, (ii) the date of the occurrence of a Dissolution Event, (iii) the date either the Hankla Member Group or the JBGL Member Group is no longer a Member of the Company, or (iv) the date of the occurrence of a Buy-Sell Event as to any member pursuant to Section 5.1(c)(i-xi).

Section 9.4        Membership Interests of Hankla.

Unless otherwise expressly provided in this Agreement, for all purposes of this Agreement the Membership Interests of the Hankla Member Group shall be treated as one and the same with Hankla acting as the sole representative of such parties with the sole power and authority to act on their behalf, which shall mean, among other matters, that (i) any membership rights and obligations must be exercised by Hankla on behalf of all members of the Hankla Member Group, (ii) any notice received by Hankla shall also be deemed received by all the members of the Hankla Member Group, and (iii) the members of the Hankla Member Group are jointly and severally liable for any duties, liabilities and obligations of any member of the Hankla Member Group, and for any breach of this Agreement by any member of the Hankla Member Group; provided, however, that, unless otherwise provided herein, any payments or distributions to be made to the Hankla Member Group shall be made to each member of such group in accordance with such member’s respective Percentage Interest in the Company.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Limited Liability Company Operating Agreement to be executed as of the date first above written.

MEMBERS:

JBGL OWNERSHIP LLC,
a Delaware limited liability company

By:	/s/ James R. Brickman
	Its:	Manager

/s/ James Millard Hankla, Jr.
James Millard Hankla, Jr.

SCHEDULE A

Members:	JBGL Ownership LLC	3131 Harvard Avenue
		Suite 103
		Dallas, Texas 75205

	James Millard Hankla, Jr.	3131 Harvard Avenue
		Suite 103
		Dallas, Texas 75205

Initial Capital Contributions:	Agreed net value of capital contributions which the Initial Members have agreed to make is as follows:

	JBGL Ownership LLC:	$0.00
	James Millard Hankla, Jr.	$0.00

Initial Percentage Interests:	JBGL Ownership LLC	50%
	James Millard Hankla, Jr.	50%

Initial Voting Percentage Interests:	JBGL Ownership LLC	51%
	James Millard Hankla, Jr.	49%

Managers:	The names of the initial Managers referred to in Section 4.1(b) hereof are as follows:

	Initial JBGL Managers:
	Jim Brickman
	Jason Corley

	Initial Hankla Manager:
	James Millard Hankla, Jr.

Officers:	The names of the initial Officers referred to in Section 4.2(b) hereof are as follows:

	Name:	Title:

	James Millard Hankla, Jr.	President
	Jim Brickman	Vice President, Secretary and Treasurer

Principal Office of the Company:	3131 Harvard Avenue
	Suite 103
	Dallas, Texas 75205

SCHEDULE C

OPERATING PROFIT / OPERATING LOSS DEFINITION

Operating Profit or Operating Loss, as applicable, is calculated based on the following calculation:

Gross Revenue (all revenues including but not limited to closing of homes to third party homebuyers, management agreements)

LESS: Direct Construction Costs (land, property improvements, capitalized property taxes, capitalized interest)

LESS: Amortized Prepaid Community Costs (initial community expenses including but not limited to first run brochures and inserts, model furniture, estimate for model conversion, initial signage, initial marketing efforts)

LESS: Sales Commissions (internal and external as applicable)

LESS: Finance and Closing Costs (seller concessions, incentives, closing costs)

LESS: Construction Overhead (construction wages, bonus, benefits, and community expenses including but not limited to SWPP costs, lot maintenance not paid by JBGL Builder Finance entity, construction trailer rent, construction utilities, trash, and other community costs that are not property improvements and not capitalized in the job costs)

LESS: Warranty Overhead (per home warranty amount accrual, any warranty personnel wages, bonus, benefits, and any other period costs related to warranty performed)

LESS: Selling Overhead (sales personnel wages, bonuses, and benefits and including but not limited to model home rent, utilities, repairs, maintenance, sales trailer, marketing efforts, realtor luncheons, focus groups, brochures and inserts, website maintenance and other sales items that were not approved to be in prepaid community costs)

LESS: Administrative Overhead(personnel wages, bonuses, benefits and including but not limited to office rent, office supplies, copiers, utilities, meals & entertainment, and other expenses that are not property improvements and not capitalized in job costs – also includes legal expenditures)

LESS: Capital Charges (Other incurred interest either paid by the Company or its Subsidiaries, paid fees, parcel profit participation related to capital received as well as monthly interest on homes that have not closed after 12 months of start in accordance with JBGL Ownership LLC loan docs)

EQUALS: Total Operating Profit or Operating Loss, as applicable